Exhibit 99.1
NVR, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS
January 25, 2019, Reston, VA—NVR, Inc. (NYSE: NVR), one of the nation’s largest homebuilding and mortgage banking companies, announced net income for its fourth quarter ended December 31, 2018 of $232,158,000, or $58.57 per diluted share. Net income and diluted earnings per share for the fourth quarter ended December 31, 2018 increased 86% and 103%, respectively, when compared to 2017 fourth quarter net income of $124,619,000, or $28.88 per diluted share. Consolidated revenues for the fourth quarter of 2018 totaled $1,994,548,000, a 10% increase from $1,816,336,000 in the fourth quarter of 2017.
For the year ended December 31, 2018, consolidated revenues were $7,163,674,000, a 14% increase from $6,305,840,000 reported for 2017. Net income for the year ended December 31, 2018 was $797,197,000, an increase of 48% when compared to the year ended December 31, 2017. Diluted earnings per share for the year ended December 31, 2018 was $194.80, an increase of 54% from $126.77 per diluted share for 2017.
Net income and diluted earnings per share were favorably impacted by a reduction in the Company's effective tax rate. The effective tax rates for the fourth quarter and year ended December 31, 2018 were 16.3% and 16.9%, respectively, compared to 52.3% and 36.5% for the fourth quarter and year ended December 31, 2017, respectively.  The lower effective tax rate in 2018 resulted primarily from the enactment of the Tax Cuts and Jobs Act in December 2017, which had the following impacts on comparability between periods:
•Reduction in the Company’s federal statutory tax rate from 35% to 21% in 2018.
•Remeasurement of the Company's deferred tax assets in the fourth quarter of 2017, which resulted in a charge of $62,702,000 in that quarter.
Additionally, the effective tax rates for the fourth quarter and year ended December 31, 2018 were favorably impacted by the recognition of an income tax benefit related to excess tax benefits from stock option exercises totaling $18,870,000 and $77,478,000, respectively. For the fourth quarter and year ended December 31, 2017, the income tax benefit related to excess tax benefits from stock option exercises totaled $13,960,000 and $58,681,000, respectively.
Homebuilding
New orders in the fourth quarter of 2018 decreased by 11% to 3,841 units, when compared to 4,306 units in the fourth quarter of 2017. The average sales price of new orders in the fourth quarter of 2018 was $376,100, a decrease of 1% when compared with the fourth quarter of 2017. Settlements increased in the fourth quarter of 2018 to 5,186 units, which was 12% higher than the fourth quarter of 2017. The Company’s backlog of homes sold but not settled as of December 31, 2018 decreased on a unit basis by 2% to 8,365 units and decreased on a dollar basis by 4% to $3,152,873,000 when compared to December 31, 2017.
Homebuilding revenues in the fourth quarter of 2018 totaled $1,954,403,000, 10% higher than the year earlier period. Gross profit margin in the fourth quarter of 2018 decreased to 18.6%, compared to 19.3% in the fourth quarter of 2017. Income before tax from the homebuilding segment totaled $255,074,000 in the fourth quarter of 2018, an increase of 5% when compared to the fourth quarter of 2017.
New orders for the year ended December 31, 2018 increased by 4% to 18,281 units, when compared to 17,608 units in 2017. Settlements increased 16% year over year to 18,447 units in 2018 from 15,961 units in 2017. Homebuilding revenues for the year ended December 31, 2018 totaled $7,004,304,000, which was 13% higher than 2017. Gross profit margin for the year ended December 31, 2018 was 18.7%, compared to 19.2% in 2017.

Income before tax for the homebuilding segment for the year ended December 31, 2018 was $871,106,000, a 12% increase when compared to 2017.
Mortgage Banking
Mortgage closed loan production in the fourth quarter of 2018 totaled $1,356,430,000, an increase of 10% when compared to the fourth quarter of 2017. Income before tax from the mortgage banking segment totaled $22,364,000 in the fourth quarter of 2018, an increase of 15% when compared to $19,518,000 in the fourth quarter of 2017.
Mortgage closed loan production for the year ended December 31, 2018 increased 14% to $4,829,406,000. Income before tax from the mortgage banking segment for the year ended December 31, 2018 increased 26% to $88,626,000 from $70,541,000 in 2017.
About NVR
NVR, Inc. operates in two business segments: homebuilding and mortgage banking. The homebuilding segment sells and builds homes under the Ryan Homes, NVHomes and Heartland Homes trade names, and operates in thirty-two metropolitan areas in fourteen states and Washington, D.C. For more information about NVR, Inc. and its brands, see www.nvrinc.com, www.ryanhomes.com, www.nvhomes.com and www.heartlandluxuryhomes.com.
Some of the statements in this release made by the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should” or “anticipates” or the negative thereof or other comparable terminology. All statements other than of historical facts are forward-looking statements. Forward-looking statements contained in this document may include those regarding market trends, NVR’s financial position, business strategy, the outcome of pending litigation, investigations or similar contingencies, projected plans and objectives of management for future operations. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of NVR to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to the following: general economic and business conditions (on both a national and regional level); interest rate changes; access to suitable financing by NVR and NVR’s customers; increased regulation in the mortgage banking industry; the ability of our mortgage banking subsidiary to sell loans it originates into the secondary market; competition; the availability and cost of land and other raw materials used by NVR in its homebuilding operations; shortages of labor; weather related slow-downs; building moratoriums; governmental regulation; fluctuation and volatility of stock and other financial markets; mortgage financing availability; and other factors over which NVR has little or no control. NVR undertakes no obligation to update such forward-looking statements except as required by law.

NVR, Inc.
Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)
Homebuilding:
Revenues	$1,954,403	$1,781,494	$7,004,304	$6,175,521
Other income	4,858	2,272	11,839	6,536
Cost of sales	(1,590,735)	(1,438,307)	(5,692,127)	(4,990,378)
Selling, general and administrative	(107,438)	(97,662)	(428,874)	(392,272)
Operating income	261,088	247,797	895,142	799,407
Interest expense	(6,014)	(5,997)	(24,036)	(23,037)
Homebuilding income	255,074	241,800	871,106	776,370

Mortgage Banking:
Mortgage banking fees	40,145	34,842	159,370	130,319
Interest income	3,223	2,682	11,593	7,850
Other income	722	650	2,546	2,048
General and administrative	(21,467)	(18,338)	(83,838)	(68,528)
Interest expense	(259)	(318)	(1,045)	(1,148)
Mortgage banking income	22,364	19,518	88,626	70,541

Income before taxes	277,438	261,318	959,732	846,911
Income tax expense	(45,280)	(136,699)	(162,535)	(309,390)

Net income	$232,158	$124,619	$797,197	$537,521

Basic earnings per share	$64.46	$33.39	$219.58	$144.00

Diluted earnings per share	$58.57	$28.88	$194.80	$126.77

Basic weighted average shares outstanding	3,601	3,732	3,631	3,733

Diluted weighted average shares outstanding	3,964	4,315	4,092	4,240

NVR, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Homebuilding:
Cash and cash equivalents	$688,783	$645,087
Restricted cash	16,982	19,438
Receivables	18,641	20,026
Inventory:
Lots and housing units, covered under sales agreements with customers	1,076,904	1,046,094
Unsold lots and housing units	115,631	148,620
Land under development	38,857	34,212
Building materials and other	21,718	17,273
	1,253,110	1,246,199

Contract land deposits, net	396,177	370,429
Property, plant and equipment, net	42,234	43,191
Reorganization value in excess of amounts allocable to identifiable assets, net	41,580	41,580
Deferred tax assets, net	112,333	111,953
Other assets	71,671	86,977
	2,641,511	2,584,880
Mortgage Banking:
Cash and cash equivalents	23,092	21,707
Restricted cash	3,071	2,256
Mortgage loans held for sale, net	458,324	352,489
Property and equipment, net	6,510	6,327
Reorganization value in excess of amounts allocable to identifiable assets, net	7,347	7,347
Other assets	26,078	14,273
	524,422	404,399
Total assets	$3,165,933	$2,989,279

LIABILITIES AND SHAREHOLDERS' EQUITY
Homebuilding:
Accounts payable	$244,496	$261,973
Accrued expenses and other liabilities	332,871	341,891
Customer deposits	138,246	150,033
Senior notes	597,681	597,066
	1,313,294	1,350,963
Mortgage Banking:
Accounts payable and other liabilities	44,077	32,824
	44,077	32,824
Total liabilities	1,357,371	1,383,787

Commitments and contingencies

Shareholders' equity:
Common stock, $0.01 par value; 60,000,000 shares authorized; 20,555,330 shares issued as of both December 31, 2018 and December 31, 2017	206	206
Additional paid-in capital	1,820,223	1,644,197
Deferred compensation trust – 107,340 and 108,640 shares of NVR, Inc. common stock as of December 31, 2018 and December 31, 2017, respectively	(16,937)	(17,383)
Deferred compensation liability	16,937	17,383
Retained earnings	7,031,333	6,231,940
Less treasury stock at cost – 16,977,499 and 16,864,324 shares as of December 31, 2018 and December 31, 2017, respectively	(7,043,200)	(6,270,851)
Total shareholders' equity	1,808,562	1,605,492
Total liabilities and shareholders' equity	$3,165,933	$2,989,279

NVR, Inc.
Operating Activity
(dollars in thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Homebuilding data:
New orders (units)
Mid Atlantic (1)	1,865	2,153	8,906	8,654
North East (2)	245	296	1,296	1,362
Mid East (3)	914	953	4,314	4,171
South East (4)	817	904	3,765	3,421
Total	3,841	4,306	18,281	17,608

Average new order price	$376.1	$380.8	$376.3	$383.2

Settlements (units)
Mid Atlantic (1)	2,520	2,289	8,982	7,971
North East (2)	393	358	1,415	1,288
Mid East (3)	1,271	1,079	4,406	3,772
South East (4)	1,002	904	3,644	2,930
Total	5,186	4,630	18,447	15,961

Average settlement price	$376.8	$384.7	$379.7	$386.9

Backlog (units)
Mid Atlantic (1)			4,148	4,224
North East (2)			563	682
Mid East (3)			1,806	1,898
South East (4)			1,848	1,727
Total			8,365	8,531

Average backlog price			$376.9	$384.2

New order cancellation rate	17%	14%	15%	14%
Community count (average)	463	484	477	485
Lots controlled at end of period			99,700	88,700

Mortgage banking data:
Loan closings	$1,356,430	$1,229,695	$4,829,406	$4,229,507
Capture rate	88%	88%	88%	88%

Common stock information:
Shares outstanding at end of period			3,577,831	3,691,006
Number of shares repurchased	78,591	56,128	300,815	166,520
Aggregate cost of shares repurchased	$188,765	$191,967	$846,134	$422,166

(1)	Maryland, Virginia, West Virginia, Delaware and Washington, D.C.
(2)	New Jersey and Eastern Pennsylvania
(3)	New York, Ohio, Western Pennsylvania, Indiana and Illinois
(4)	North Carolina, South Carolina, Tennessee and Florida

Investor Relations Contact:
Curt McKay
(703) 956-4058
ir@nvrinc.com